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                                                                   EXHIBIT 10.29

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                           PURCHASE AND SALE AGREEMENT





                       REPUBLIC NATIONAL BANK OF NEW YORK,

                                     Seller



                                       and



                             ROOSEVELT SAVINGS BANK,

                                    Purchaser











Premises:         1280 Broadway
                  Hewlett, New York
                  Section 39, Block 207, Lots 42-46, 71 and 73

Date:             June 21, 1996



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                                    CONTENTS


         ARTICLE                                                          PAGE


Recitals....................................................................  1

1.  Definitions.............................................................  1
2.  Agreement of Purchase and Sale; Deed....................................  3
3.  Purchase Price..........................................................  4
4.  Escrow..................................................................  5
5.  Closing.................................................................  6
6.  Representations of the Purchaser........................................  7
7.  Representations of the Seller...........................................  7
8.  Purchase and Assumption Agreement.......................................  8
9.  Conditions Precedent....................................................  8
10. Documentation...........................................................  9
11. Closing Adjustments; Transfer Taxes.....................................  9
12. Risk of Loss............................................................ 10
13. No Assignment........................................................... 11
14. The Seller's Possession Following the Closing........................... 11
15. Brokers................................................................. 11
16. Notices................................................................. 12
17. Miscellaneous........................................................... 12
    17.1 Captions..................................................... 12
    17.2 Parties Bound................................................ 12
    17.3 No Recording................................................. 13
    17.4 Entire Agreement............................................. 13
    17.5 No Oral Modifications........................................ 13
    17.6 Partial Invalidity........................................... 13
    17.7 Counterparts................................................. 13


Signatures.................................................................. 13

Acknowledgments



                                    SCHEDULE


Schedule A - Metes and Bounds Description of the Premises

Schedule B - Federal Tax Identification Numbers of the Seller and the Purchaser

         PURCHASE AND SALE AGREEMENT made this twenty-first day of June, 1996 between REPUBLIC NATIONAL BANK OF NEW YORK, a national banking association organized and existing under the laws of the United States of America having its principal office at 452 Fifth Avenue, New York, New York 10018; and ROOSEVELT SAVINGS BANK, a stock savings bank organized and existing under the laws of the State of New York having its principal office at 1122 Franklin Avenue, Garden City, New York 11530.


                              W I T N E S S E T H:


         Republic National Bank of New York has entered into that certain Purchase and Assumption Agreement, dated January 10, 1996, with Bank Leumi Trust Company of New York pursuant to which, inter alia, Republic National Bank of New York has agreed to acquire and Bank Leumi Trust Company of New York has agreed to sell the premises known as 1280 Broadway, Hewlett, New York. The consummation of such transaction is currently scheduled for June 21, 1996.

         Roosevelt Savings Bank desires to purchase and Republic National Bank of New York desires to sell the aforesaid premises after it acquires the same.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:


         1.       DEFINITIONS.

                  1.1 The following terms used herein shall have the meanings hereinafter ascribed to them:

                           (a) "Bank Leumi" means Bank Leumi Trust Company of
New York.

                           (b) "Building and other improvements" means the
one-story masonry building situated upon the Premises and all other physical improvements constructed thereon or otherwise within the Premises, including all driveways, canopies, electrical and other lines and paved areas.

                           (c) "Business Days" means all days, except Saturdays,
Sundays and legal holidays on which the Seller and Purchaser close their retail branches for the regular conduct of business with the public.

                           (d) "Closing" means the settlement conference at
which the fee simple title to the Premises shall be conveyed to the Purchaser pursuant to the terms and provisions of this Agreement.

                           (e) "Closing Date" means the date on which the
Closing shall occur as determined pursuant to Section 5.01 of this Agreement.

                           (f) "Contract Deposit" means the sum deposited with
the Escrow Agent pursuant to paragraph (a) of Section 3.02 hereof.

                           (g) "Escrow Agent" means Kronish, Lieb, Weiner &
Hellman LLP, or any successor thereto or substitute escrow agent appointed in accordance with the terms and provisions of Section 4.03 hereof.

                           (h) "Escrow Fund" means the Contract Deposit and any
and all interest earned thereon.

                           (i) "Marketable title" to the Real Property means
title to the fee simple of the Real Property as any title insurance company licensed to conduct business in the State of New York would be willing to insure without exception other than the Permitted Exceptions.

                           (j) "Permitted Exceptions" means the following:

                                    (i) Real estate taxes, unpaid installments
of assessments, water and sewer charges, if any, which are or may become liens upon the Real Property which need not be paid as of the Closing Date;

                                    (ii) Any state of facts shown on that
certain survey entitled "Map of Property Situated at Hewlett," dated January 25, 1996, prepared by Krause Land Surveyors and any subsequent state of facts an accurate survey and inspection of the Real Property would disclose, provided such subsequent state of facts does not render title unmarketable;

                                    (iii) Telephone Easement in Liber 1225 page
1, as amended by Liber 3883 page 295;

                                    (iv) Zoning ordinances and regulations and
other statutes, codes and regulations regulating the use and occupancy of real estate, including environmental protection laws;

                                    (v) Rights of utility companies of record to
lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over, under and adjoining the Premises; and

                                    (vi) Judgments against the Seller, provided
that a title insurance company licensed to do business in the State of New York is willing to insure against collection out of the Real Property.

                                    (vii) Unpaid corporate franchise taxes or
other unincorporated business taxes of any prior owner of the Real Property (or any portion thereof), provided that a title insurance company licensed to do business in the State of New York is willing to insure against collection out of the Real Property;

                                    (viii) Easements, restrictions, agreements
and covenants of record, provided the same do not prevent the use or continued use of the Building and improvements for the purposes permitted by the certificate of occupancy therefor; and

                                    (ix) Except as hereinafter provided,
violations, whether or not noted or issued, of any or all building, fire, safety and other laws , codes, ordinances and regulations affecting the Real Property as at the Closing Date.

                           (k) "Personal Property" means the fixtures,
equipment, vaults, safe deposit boxes, teller counters, automatic teller machines, drive-up teller station, night depository box, lunchroom equipment, built-in cabinets and all other tangible personal property which are (i) located on the date hereof within the Building and other improvements and (ii) used in connection with the maintenance or operation of the Building and other improvements.

                           (l) "Premises" means the premises described by metes
and bounds on Schedule A annexed hereto and made part hereof and shown on the Land and Tax Map of the County of Nassau, New York as Section 39, Block 207, Lots 42-46, 71 and 73.

                           (m) "Purchase and Assumption Agreement" means that
certain Purchase and Assumption Agreement, dated January 10, 1996, between Bank Leumi and the Seller.

                           (n) "Purchase Price" means the sum payable by the
Purchaser to the Seller in consideration of the conveyance of the Real Property as specified in Section 3.01 of this Agreement.

                           (o) "Purchaser" means Roosevelt Savings Bank.

                           (p) "Real Property" means the Premises and the
Building and other improvements situated thereon.

                           (q) "Seller" means Republic National Bank of New
York.

                  1.2 The words "herein," "hereof," "hereto," "hereunder" and similar words shall be interpreted as being references to this Agreement as a whole and not merely the clause, paragraph, Section or Article in which such word appears. Lists following words such as "include" and "including" shall be deemed to be examples only and not exhaustive of any possible list of items of similar nature which could otherwise have been set forth and the words "include" and "including" shall be read to mean "include, without limiting the generality of the foregoing."

                  1.3 Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular or plural of any defined term or other word shall, as the context may require, be deemed to include, as the case may be, either the singular or the plural. All Article and Section references set forth herein shall, unless the context otherwise specifically requires, be deemed references to the Articles and Sections of this Agreement.


         2.       AGREEMENT OF PURCHASE AND SALE; DEED.

                  2.1 The Seller shall sell and the Purchaser shall purchase, upon the terms and provisions and subject to the conditions hereinafter set forth, the Real Property, together with (i) all right, title and interest of the Seller, if any, in and to land lying in the bed of any street or highway in front of or adjoining the Premises to the center line of such street or highway,
(ii) any unpaid award for any taking by eminent domain or any damage to the Premises by the change of grade of any street or highway, (iii) all appurtenances and hereditaments and all of the estate and rights of the Seller in and to the Real Property, and (iv) the Personal Property.

                  2.2 The Seller shall convey and the Purchaser shall accept marketable title to the Real Property by a statutory short form bargain and sale deed without covenants against grantor's acts containing a covenant against liens as prescribed by Section 13 of the Lien Law and a statement pursuant to
Section 909 of the Business Corporation Law to the effect that the Real Property does not constitute all or substantially all of the assets of the Seller or if it does, that such conveyance has been duly authorized by the shareholders and directors of the Seller.

                  2.3 The Purchaser shall promptly order an examination of the title to the Real Property and cause the title report to be delivered to the Seller's counsel. The Seller shall not be under any obligation to cure
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                                                                             -4-

any title defect or to remove any exception to title not among the Permitted Exceptions if the aggregate cost of curing all such title defects and removing such exceptions not among the Permitted Exceptions exceeds fifty thousand and no/100 ($50,000.00) dollars. If the Seller elects to cure any title defect or to remove any exception to title not among the Permitted Exceptions, it shall be entitled to adjourn the Closing Date for up to sixty (60) days to attempt to cure such defect or remove such exception.

                  2.4 Subject to the terms and provisions of Section 5.03, if the Seller is unable to convey marketable title to the Real Property to the Purchaser by December 31, 1996 or is unwilling to cure title defects or remove exceptions to title not among the Permitted Exceptions the aggregate cost of which exceeds fifty thousand and no/100 ($50,000.00) dollars as provided in
Section 2.03, then either party may, upon ten (10) days' notice to the other, terminate this Agreement whereupon the Seller shall return the portion of the Purchase Price paid pursuant to paragraph (a) of Section 3.02 hereof to the Purchaser and neither party shall have any further obligations hereunder. Such right of termination shall be the Purchaser's sole remedy. Notwithstanding the foregoing, the Purchaser may elect to consummate this transaction subject to such title defects and exceptions to title as may exist, without any diminution of the Purchase Price or further claim against the Seller.

                  2.5 Notwithstanding anything hereinabove set forth to the contrary, the Purchaser agrees that at the option of the Seller, the Purchaser shall accept marketable title to the Real Property directly from Bank Leumi; provided that such conveyance is otherwise in accordance with the terms and provisions of this Agreement. The Purchaser shall cooperate with the Seller to cause Bank Leumi to convey fee simple title to the Purchaser. In connection therewith, the Purchaser shall execute and deliver such documents and instruments as the Seller or Bank Leumi may reasonably require to effect such direct conveyance. The Seller shall hold the Purchaser harmless for any transfer tax, interest thereon or penalties arising by reason thereof due to consideration paid to Bank Leumi in excess of the consideration paid hereunder or that is paid to the Seller in excess of the amount reported on form TP-584 to be filed with the New York State Department of Taxation and Finance in connection herewith. The terms and provisions of the immediately preceding sentence shall survive the delivery of the deed on the Closing Date.

                  2.6 If the Purchaser shall fail to consummate this transaction as contemplated herein, the Seller's sole remedy shall be to keep the payment made pursuant to paragraph (a) of Section 3.02 as liquidated damages. The parties hereto agree that calculating the loss to the Seller by reason of such a failure to consummate this transaction would be difficult if not impossible to calculate and that the amount of such payment represents a fair and reasonable estimate of any such loss under the circumstances.


         3.       PURCHASE PRICE.

                  3.1 The purchase price to be paid by the Purchaser to the Seller for the Real Property is one million one hundred thousand and no/100 ($1,100,000.00) dollars.

                  3.2 The Purchase Price shall be paid by the Purchaser to the Seller in the lawful currency of the United States of America, as follows:

                           (a) One hundred ten thousand and no/100 ($110,000.00)
dollars upon the execution of this Agreement, which amount is payable by check subject to collection, payable to the order of the Escrow Agent, as escrow agent, and the proceeds of which shall be held by the Escrow Agent in accordance with the terms and provisions of this Agreement; and
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                                                                             -5-

                           (b) Nine hundred ninety thousand and no/100
($990,000.00) dollars upon the conveyance of title to the Real Property at the Closing.

                  3.3 The balance of the Purchase Price payable upon the Closing shall be paid by an unendorsed official bank check drawn on a member bank of the New York Clearinghouse Association to the order of the Seller or its designee or, at the option of the Seller, by immediately available federal funds wired to an account designated by the Seller at least two (2) Business Days prior to the Closing Date.

                  3.4 If the bank upon which the check referred to in paragraph
(a) of section 3.02 shall fail, for any reason, to pay the same, the Seller may terminate this Agreement.

                  3.5 If the fee title to the Premises is conveyed directly to the Purchaser by Bank Leumi, the Purchaser agrees to pay out and to the extent of the balance of the Purchase Price due at the Closing under paragraph (b) of
Section 3.02 (i) all sums due to Bank Leumi pursuant to the Purchase and Assumption Agreement and (ii) the remainder of the Purchase Price to the Seller. If the balance of the Purchase Price due at the Closing is insufficient to pay all sums due to Bank Leumi, the Seller shall pay the additional amount due to Bank Leumi. Closing adjustments shall be made as of such date subject to the Seller reimbursing the Purchaser for the net amount thereof paid by the Purchaser, if the Seller remains in possession of the Real Property pursuant to
Article 13 hereof.

                  3.6 No portion of the Purchase Price has been allocated to any personal property which may be conveyed incidental to the sale of the Real Property. If any governmental authority shall assess any sales tax to the conveyance of such personal property, the Purchaser shall pay such tax and any interest or penalties or both which may be payable with respect to the same. The obligations of the Purchaser pursuant to this Section 3.06 shall survive the delivery of the deed on the Closing Date.

         4.       ESCROW.

                  4.1 (a) The Escrow Agent shall deposit the Contract Deposit in an interest-bearing money market account that it maintains at Republic National Bank of New York, 452 Fifth Avenue, New York, New York 10018.

                           (b) If the deed is delivered and accepted, the Escrow
Agent shall deliver the Escrow Fund to the Seller. If the Closing does not occur for any reason other than the default of the Seller or the failure of any condition precedent to either party's obligation to consummate this transaction to be satisfied, the Escrow Agent shall deliver the Escrow Fund to the Seller. If the Closing shall not occur by reason of the Seller's default or the failure of any condition precedent to either party's obligation to consummate this transaction to be satisfied, the Escrow Agent shall deliver the Escrow Fund to the Purchaser.

                           (c) Prior to delivering the Escrow Fund to the Seller
or the Purchaser pursuant to the second and third sentences of paragraph (b) of this Section 4.01, the Escrow Agent shall deliver to the Seller and the Purchaser notice of the Escrow Agent's intention to deliver the Escrow Fund.
If, within five (5) days after tendering such notice, the Escrow Agent shall not have received a notice from either party instructing the Escrow Agent not to deliver the Escrow Fund as specified in the Escrow Agent's notice, the Escrow Agent shall deliver the Escrow Fund to the party so specified. If, however, the Escrow Agent receives within such five-day period written instructions from either party that the Escrow Agent should not so deliver the Escrow Fund, the Escrow Agent shall continue to hold the Escrow Fund until (i) it receives written instructions executed by the Seller and the Purchaser specifying how the Escrow Fund should be disbursed or (ii) it is served with an order of a court of competent jurisdiction directing the disbursement of the Escrow Fund or (iii) the Escrow Agent shall resign as hereinafter provided in Section 4.03, in which case the Escrow Fund shall be delivered to the successor escrow agent or the Clerk of the Supreme Court of the State of New York, New York County, as the case may be.

                  4.2 (a) The Escrow Agent has agreed not to charge a fee for performing its duties hereunder. Notwithstanding such agreement, if a dispute should arise with respect to the disposition of the Escrow Fund, all costs that the Escrow Agent may incur (including legal fees, filing fees and other costs associated) in connection with commencing and maintaining an action by way of interpleader shall be borne equally by the Seller and the Purchaser who hereby agree to pay the same to the Escrow Agent. The Escrow Agent may represent itself in any such action, in which case its legal fees shall be measured by the rates it has established as the base billing rates for it attorneys and legal assistants, together with its standard charges for disbursements and other chargeable costs. Furthermore, the Seller and the Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless for all liabilities (including legal fees) incurred by the Escrow Agent arising out of its performance of its duties hereunder, except to the extent that such liabilities result from the wilful disregard of the Escrow Agent's obligations or its gross negligence. The provisions of this paragraph (a) shall survive the consummation of this transaction and the termination of this Agreement.

                           (b) The Escrow Agent shall have no liability
hereunder for its failure to perform any obligation hereunder, except arising by reason of its wilful disregard of the Escrow Agent's obligations or its gross negligence.

                           (c) The Seller and the Purchaser acknowledge that the
Escrow Agent is acting solely as a stakeholder hereunder and not the agent of either party in connection with its obligations hereunder.

                  4.3 The Escrow Agent may resign as escrow agent hereunder upon ten (10) days' notice to the Seller and the Purchaser. If the Seller and the Purchaser shall have selected a successor escrow agent within such ten (10) day period, then the Escrow Agent shall deliver the Escrow Fund to its successor. If no such successor has been selected by the Seller and the Purchaser, the Escrow Agent may (i) continue as escrow agent hereunder until a successor has been selected or (ii) deposit the Escrow Fund with the Clerk of the Supreme Court of the State of New York, New York County. Upon delivering the Escrow Fund to such successor escrow agent or the Clerk of the Supreme Court of the State of New York, New York County, the Escrow Agent shall be relieved of all further obligations hereunder.

                  4.4 The Purchaser acknowledges that the Escrow Agent is also counsel to the Seller in connection with this and other transactions. Notwithstanding that fact, the Purchaser agrees that the Escrow Agent may continue to act as counsel to the Seller in connection herewith and in connection with any other transaction between the Seller and the Purchaser and in connection with any dispute, action, cause of action or claim arising out of this transaction or any other transaction between the Seller and the Purchaser.

                  4.5 The Escrow Agent is executing this Agreement solely for the purpose of agreeing to the terms and provisions of this Article 4.


         5.       CLOSING.

                  5.1 The Closing shall take place (i) (x) on or about July 21, 1996 at 10:00 a.m. (local time) at the offices of Kronish, Lieb, Weiner &
Hellman LLP, 1114 Avenue of the Americas, New York, New York
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                                                                             -7-

10036-7798 or at such other location in the City of New York as the Seller may otherwise hereafter designate or (y) at such other time and place in the City of New York as the Seller may specify in a notice to the Purchaser given not later than five (5) Business Days prior to the specified Closing Date but (ii) not later than December 31, 1996.

                  5.2 Notwithstanding the terms and provisions of Section 4.01, if the closing scheduled under the Purchase and Assumption Agreement shall be postponed or adjourned beyond July 21, 1996, the Seller shall have the right to postpone or adjourn the Closing hereunder until, at the option of the Seller,
(i) such time and date as the closing under the Purchase and Assumption Agreement shall occur or (ii) a date which is not later than ten (10) days following the closing under the Purchase and Assumption Agreement.


         6.       REPRESENTATIONS OF THE PURCHASER.

                  6.1 The Purchaser represents and warrants to the Seller that:

                           (a) The Purchaser has inspected the Real Property and
shall accept the same in its "as is" condition on the date hereof, normal wear and tear excepted.

                           (b) Except as hereinafter specifically set forth,
neither the Seller nor any broker or other person purporting to represent or speak on behalf of the Seller has made any representation respecting the Real Property or any portion thereof, including any representation respecting the physical condition thereof and the existence or non-existence of any defect thereto, the existence or non-existence of any hazardous substance or material (including asbestos, chemical; gas; medical waste; polychlorinated biphenyls (pcb's); methane; radon; radioactive material or volatile hydrocarbons), the suitability of the Real Property for the Purchaser's intended use thereof or the zoning regulations affecting the Real Property.

                           (c) The Purchaser has made or caused to be made such
inspections of the Real Property as the Purchaser has deemed advisable and consulted with such legal counsel, engineers, inspectors and other experts as it deemed prudent to determine the suitability of the Real Property for the Purchaser's intended use thereof and in purchasing the Real Property, the Purchaser is not relying upon any statements made by or on behalf of the Seller not herein set forth.

                           (d) The person executing this Agreement on behalf of
the Purchaser has been duly authorized to do so by the board of directors of the Purchaser and this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

                           (e) The Purchaser is aware that the Seller does not
own the Real Property and likewise is not in possession thereof.

                  6.2 Each of the representations and warranties made by the Purchaser in Section 5.01 is material.


         7.       REPRESENTATIONS OF THE SELLER.

                  7.1 The Seller represents and warrants to the Purchaser that:

                           (a) The Purchase and Assumption Agreement has not
been terminated and remains in full force and effect.

                           (b) The Purchase and Assumption Agreement grants the
Seller the right, subject to the terms and provisions of the Purchase and Assumption Agreement, to acquire the fee simple title to the Real Property.

                           (c) The Seller has delivered to the Purchaser or the
Purchaser's counsel a true and complete copy of all documents respecting the fee simple title to the Real property as may be in the possession of the Seller, including a survey thereof, violations reports and title report.

                           (d) The person executing this Agreement on behalf of
the Seller has been duly authorized to do so by the board of directors of the Purchaser and this Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms.

                           (e) The Purchase and Assumption Agreement requires
Bank Leumi to convey the Personal property "free and clear of any Encumbrances"
and in "good operating condition and repair, normal wear and tear excepted...."
The Seller shall not encumber the Personal Property. Under the Purchase and Assumption Agreement the term "Encumbrances" means "all mortgages, claims, charges, liens, encumbrances, easements, restrictions, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases, any state of facts an accurate survey would show provided it does not render title unmarketable and other restrictions of any kind or nature, except for statutory liens securing payments not yet due."

                  7.2 Each of the representations and warranties made by the Purchaser in Section 6.01 is material.

         8.       PURCHASE AND ASSUMPTION AGREEMENT.

                  8.1 The obligation of the Seller hereunder to convey and the obligation of the Purchaser to purchase the Real Property are conditioned upon Bank Leumi conveying the Real Property to the Seller on or before August 20, 1996. If the conveyance of the Real Property to the Seller is not consummated by such date, then either party may terminate this Agreement upon ten (10) days' notice to the other and the Escrow Fund shall be disbursed to the Purchaser, whereupon neither party shall have any further obligation to the other hereunder. If the transaction under the Purchase and Assumption Agreement is consummated within such ten (10) day period, then the non-terminating party may void such termination upon notice to the other party and the Closing shall take place within ten (10) Business Days after such notice on a date specified therein.

                  8.2 Notwithstanding anything herein set forth to the contrary, if the Purchase and Assumption Agreement should be terminated or if Bank Leumi should fail to convey fee simple title to the Real Property to the Seller, for any reason whatsoever, including the unwillingness of the Seller to accept title thereto by reason of any default of Bank Leumi or its failure to satisfy any condition to the Seller's obligation to close or by reason of the Seller's default thereunder, the Seller shall have no obligation to convey the Real Property to the Purchaser.


         9.       CONDITIONS PRECEDENT.

                  9.1 The obligation of the Seller and the Purchaser to consummate this transaction is further conditioned upon approval by the banking department of the State of New York or such other governmental agency(ies) as may have jurisdiction thereof, of the Purchaser acquiring the Real Property and using the same as a branch. If such condition is not satisfied by December 31, 1996 or if such application for approval is denied prior to such date, either party may, upon ten (10) days' notice to the other, terminate this Agreement whereupon the Escrow Fund shall be returned to the Purchaser and neither party shall have any further obligations hereunder.

                  9.2 The Purchaser shall make immediate and diligent application to the banking department and such other agency(ies) as may have jurisdiction to obtain such approval and shall use reasonable efforts thereafter to obtain such approval(s). The Purchaser shall keep the Seller apprised of the status of such application.


         10.      DOCUMENTATION.

                  10.1 Immediately following the execution hereof, the Purchaser shall execute and deliver to the Seller a Transferee Questionnaire for filing with the department of taxation and finance of the State of New York pursuant to
Article 31-B of the Tax Law.

                  10.2 Immediately following the execution hereof, the Seller shall execute and file a Transferor Questionnaire and file the same with the Transferee Questionnaire with the department of taxation and finance of the State of New York pursuant to Article 31-B of the Tax Law.

                  10.3 At the Closing, the Seller shall deliver to the
Purchaser:

                           (a) the deed as heretofore described.

                           (b) a bill of sale, without recourse or warranty, for
any personal property being conveyed incidental to the Real Property.

                           (c) an assignment of together with any and all
service contracts assigned to the Seller by Bank Leumi.

                           (d) the keys to the Building (unless the Seller shall
continue in possession thereof pursuant to Article 13 hereof).

                           (e) such instruction manuals, warranties and
guarantees with respect to the Building's systems, equipment and apparatus as may have been assigned by Bank Leumi to the Seller.

                  10.4 At the Closing, the Purchaser shall deliver to the Seller the balance of the Purchase price and checks for any net closing adjustments due to the Seller as hereinafter provided.

                  10.5 Each of the parties shall execute such tax returns and other documents required to consummate the transaction contemplated hereby.

                  10.6 Each of the parties shall promptly and diligently comply with the requirements of Article 31-B of the Tax Law and the Purchaser shall cooperate with the Seller to obtain a tentative assessment of any tax due under said Article 31-B or a statement of no tax due thereunder, whichever shall be applicable.

         11.      CLOSING ADJUSTMENTS; TRANSFER TAXES.

                  11.1 Subject to the terms and provisions of Section 14.03, the following items shall be adjusted at the Closing as of midnight of the Closing Date and the net amount of such closing adjustments shall, as the case may be, paid to the Seller at the Closing by the Purchaser's unendorsed check (or wired funds, if calculated prior to the Closing) or taken as a credit against the Purchase Price:

                           (a) real estate taxes and assessments.

                           (b) water charges and sewer rents

                           (c) service contract fees. (if applicable)

                           (d) fuel oil (if applicable) pursuant to a reading of
a reputable fuel oil dealer not sooner than forty-eight (48) hours prior to the Closing.

                           (e) electricity.

                  11.2 If the information necessary to compute any closing adjustment is not available at the Closing, then such adjustment shall be made as promptly as feasible following the Closing. If either party shall discover any error in the computation of any closing adjustment, such error shall be corrected promptly following notification thereof by the discovering party to the other (provided, that such notification shall be given within thirty (30) days following the discovery thereof but not later than one (1) year following the Closing Date) and an appropriate payment to correct the same shall then be made. The provisions of this Section 11.02 shall survive the delivery of the deed at the Closing.

                  11.3 The Seller shall timely pay all documentary stamp taxes and any tax payable under Article 31-B of the Tax Law in connection with this transaction.

                  11.4 The Seller shall pay all costs in connection with the recording of the deed, except as specified in Section 1103 hereof.


         12.      RISK OF LOSS.

                  12.1 If the Real Property shall be damaged or destroyed but the Seller shall consummate the transaction under the Purchase and Assumption Agreement, then the Purchaser shall be obligated to consummate the transaction hereunder and the Seller shall, at Purchaser's option, (i) assign to the Purchaser such proceeds of insurance, if any, assigned to the Seller by Bank Leumi on account of such damage or (ii) rebuild the Building and other improvements, to the extent of net insurance proceeds (after deducting costs of adjusting any claim), to the extent feasible to the condition they were in immediately prior to such event of damage or destruction. In the case of rebuilding under clause (ii) of the preceding sentence, the Closing Date shall be adjourned until a date within ten (10) Business Days after the substantial completion of such work. If the Purchaser desires that new work or changes to the Building and other improvements be made, then the Seller shall assign such insurance proceeds and the Closing shall proceed forthwith. Prior to the Closing, the Seller shall maintain or cause there to be maintained fire and extended insurance for the Building and other improvements for not less than the replacement cost thereof.

                  12.2 Except as otherwise provided in Section 1201, the provisions of Section 5-1311 of the General Obligations Law shall govern this transaction.

         13.      NO ASSIGNMENT.

         Neither this Agreement nor any of the rights or obligations of the Purchaser under this Agreement may be assigned by the Purchaser without the prior written consent of the Seller.


         14.      THE SELLER'S POSSESSION FOLLOWING THE CLOSING.

                  14.1 The Seller may occupy the Real Property exclusively for ninety (90) days following the Closing Date (i) for it to give notice to the owners (or lessees) of safe deposit boxes located at the Building that the Seller is closing such branch and is intending to move the contents of such safe deposit boxes to such other location(s) as the Seller elects plus (ii) a reasonable period of time thereafter (not to exceed thirty (30) days) for the Seller to wind up operations at the Real Property.

                  14.2 If the Seller exercises its rights under Section 14.01, the closing adjustments shall be made as of the date that the Seller vacates the Real Property.

                  14.3 The Seller shall pay all operating expenses of the Real Property during the period of its post-Closing possession thereof (including electricity, fuel, cleaning and rubbish removal, real estate taxes, water charges and sewer rents). All closing adjustments shall be made as of midnight of the date on which possession of the Real Property is tendered to the Purchaser.

                  14.4 The Seller shall maintain for the benefit of the Purchaser and the Real Property during the period of its post-Closing possession thereof hazard insurance for the replacement cost of the Building and improvements and liability insurance for injury and death to persons and property damage. Such insurance shall be primary and not secondary coverage. If there shall occur any damage to the Building and improvements, the Seller shall, at the Purchaser's option, (i) assign the insurance proceeds with respect to such damage to the Purchaser or (ii) rebuild the Building and other improvements, to the extent of net insurance proceeds (after deducting costs of adjusting any claim), to the extent feasible to the condition they were in immediately prior to such event of damage or destruction.


         15.      BROKERS.

         The Seller and the Tenant hereby each mutually represent and warrant to the other that Grubb & Ellis New York, Inc. and Island Realty Group were the sole brokers instrumental in negotiating or effecting this Agreement. The Seller agrees to pay such brokers any commissions they may have earned pursuant to separate agreement between the Seller and such broker. The Purchaser shall indemnify and hold the Seller harmless from and against any claim, action, cause of action or other liability that the Seller may incur by reason of any claim for a commission in connection herewith by any other broker with whom the Purchaser may have dealt. The provisions of this Article 14 shall not constitute a third-party beneficiary contract.

         16.      NOTICES.

                  All notices and other communications required or desired to be given under this Agreement shall be in writing, signed by the party serving the notice or other communication, and sent by registered or certified United States mail, return receipt requested, personal service or reputable overnight courier service, to the address of the party to whom given as set forth below or to such other address as either party may designate in writing in the manner herein prescribed. All such notices and other communication shall be deemed effective upon receipt. Addresses to which notices shall be sent are, as follows:

                           To the Seller:

                           Republic National Bank of New York
                           452 Fifth Avenue
                           New York, New York 10018
                           Attention: Mr. Barry S. Seidel

                           with a copy to:

                           Kronish, Lieb, Weiner & Hellman LLP
                           1114 Avenue of the Americas
                           New York, New York 10036-7798
                           Attention: Jack K. Feirman, Esq.

                           To the Purchaser:

                           Roosevelt Savings Bank
                           1122 Franklin Avenue
                           Garden City, New York 11530
                           Attention: Mr. Anthony Mallia

                           with a copy to:

                           Cullen & Dykman
                           1000 Quentin Roosevelt Boulevard
                           Garden City, New York 11530
                           Attention: Kathleen Douglas, Esq.


         17.      MISCELLANEOUS.

                  17.1 CAPTIONS. Article and Section headings are inserted only as a matter of convenience and for reference and they shall not be construed to define, limit or describe the scope of this Lease nor the intent of any provision hereof.

                  17.2 PARTIES BOUND. The covenants, conditions and agreements contained in this Agreement bind and inure to the benefit of the Seller and the Purchaser and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

                  17.3 NO RECORDING. Neither this Agreement nor memorandum hereof may be recorded.

                  17.4 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Agreement.

                  17.5 NO ORAL MODIFICATIONS. This Agreement may not be changed, modified, terminated or discharged, in whole or in part, except by a writing, executed by the party against whom enforcement of the change, modification, termination or discharge is to be sought.

                  17.6 PARTIAL INVALIDITY. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

                  17.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which when executed and delivered shall constitute an original, and all such counterparts, when taken together shall be deemed to be but one and the same Agreement.

                  IN WITNESS WHEREOF, the Seller and the Purchaser have respectively executed this Lease as of the day and year first above written.


                                       REPUBLIC NATIONAL BANK OF NEW YORK


                                       By:/s/Robert D. Ginsberg
                                          ---------------------------
                                          Name:  Robert D. Ginsberg
                                          Title: Vice President


                                       ROOSEVELT SAVINGS BANK


                                       By:/s/Anthony Mallia
                                          ---------------------------
                                          Name:  Anthony Mallia
                                          Title: Senior Vice President


                                       KRONISH, LIEB, WEINER & HELLMAN LLP


                                       By:/s/Jack K. Feirman
                                          ---------------------------
                                          Name:  Jack K. Feirman
                                          Title: Partner

STATE OF NEW YORK                   )
                                    : ss.
COUNTY OF NEW YORK                  )


         On July 13, 1996 before me personally came Robert D. Ginsberg to me known, who being by me duly sworn, did depose and say that he resides at 39 Random Farms Drive, Chappaqua, New York, is a Vice President of Republic National Bank of New York, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.


                                       /s/Jack K. Feirman
                                       --------------------
                                       Notary Public



STATE OF NEW YORK                   )
                                    : ss.
COUNTY OF NASSAU                    )


         On June 27, 1996 before me personally came Anthony Mallia to me known, who being by me duly sworn, did depose and say that he resides at 1122 Franklin Avenue, Garden City, New York, is a Senior Vice President of Roosevelt Savings Bank, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.


                                       /s/Kathy L. Douglas
                                       --------------------
                                       Notary Public

                                   SCHEDULE A
                                       to
                Purchase and Sale Agreement, Dated June 21, 1996,
                                     between
                   Republic National Bank of New York, Seller,
                                       and
                        Roosevelt Savings Bank, Purchaser


                  Metes and Bounds Description of the Premises



         ALL that certain plot, piece or parcel of land, situate, lying and being at Hewlett, Town of Hempstead, County of Nassau and State of New York, known and designated as and by the lots numbered 42 to 46 (inclusive) and part of an Alley (now known as tax lots 71 and 73) on a certain map entitled, "Map of property at Hewlett, N.Y. belonging to Holly Arms, Inc." and filed in the Office of the Board of Assessors, Town of Hempstead, New York, February 3, 1927, as Map No. C-3, and recorded in the Nassau County Clerk's Office in Liber 1619 Mp 389, being bounded and described as follows:

BEGINNING at a point on the Northwesterly side of Broadway (old line) distant 120 feet Southwesterly from the corner formed by the Westerly side of Holly Place and the Northwesterly side of Broadway (old line);

thence running SOUTHWESTERLY along SOUTH 40 degrees 34 minutes West along the Northwesterly side of Broadway 100 feet to the Northeasterly side of Lot 47 on said map;

thence partly along said line NORTH 49 degrees 26 minutes West, 102.0 feet;

thence NORTH 40 degrees 34 minutes East, 100.0 feet;

thence SOUTH 49 degrees 26 minutes East partly along the Southwesterly line of lot 41 on said map 102.0 feet to the Northwesterly side of Broadway, to the point or place of BEGINNING.

                               Schedule A - Page 1

                                   SCHEDULE B
                                       to
                Purchase and Sale Agreement, Dated June 21, 1996,
                                     between
                   Republic National Bank of New York, Seller,
                                       and
                        Roosevelt Savings Bank, Purchaser


       Federal Tax Identification Numbers of the Seller and the Purchaser


Republic National Bank of New York - Tax Identification Number:  13-2774727

Roosevelt Savings Bank - Tax Identification Number: 11-1253290


                               Schedule B - Page 1